Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form F-4 of our report dated February 6, 2026, which includes an explanatory paragraph relating to Crane Harbor Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Crane Harbor Acquisition Corp. as of December 31, 2025 and for the period from January 2, 2025 (inception) through December 31, 2025, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 23, 2026